UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 4, 2013

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

	(e)	On April 4, 2013, the Board of Directors of Pier 1 Imports, Inc. (the “Company”), upon the recommendation of the Compensation Committee, approved the Company’s short-term and long-term incentive awards for fiscal year 2014.

The Company’s named executive officers, Alexander W. Smith, Charles H. Turner, Catherine David, Gregory S. Humenesky, and Sharon M. Leite, will each receive a short-term incentive award for fiscal year 2014.

The short-term incentive award is a performance-based cash award pursuant to Pier 1 Imports' 2006 Stock Incentive Plan, which allows for cash performance awards in addition to stock based awards, using a performance measure of the Company’s adjusted consolidated operating cash earnings before interest, taxes, depreciation and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges nor recurring non-cash items. This performance measure is called the "Profit Goal" in the awards.

The short-term cash incentive award for each of the named executive officers is expressed as a percentage of the executive's fiscal year 2014 annual base salary. Mr. Smith's annual incentive award potential is 115% of his annual base salary, Mr. Turner’s annual incentive award potential is 80% of his annual base salary, and each of the other named executive officer's annual incentive award potential is 75% of her or his annual base salary.

Each short-term cash incentive award is designed to pay the annual incentive potential as follows:

● 10% of the named executive officer's annual incentive potential if the Company satisfies the threshold annual Profit Goal, increasing to

● 100% of the named executive officer's annual incentive potential if the Company satisfies the target annual Profit Goal, increasing to

● 250% of the named executive officer's annual incentive potential if the Company satisfies the maximum annual Profit Goal.

Under the awards, earned cash awards are payable at the end of fiscal year 2014, if the Company satisfies an annual Profit Goal target within the above range. The named executive officer must be employed by Pier 1 Imports on the last day of the applicable performance period to receive the award.

The long-term incentive award is a restricted stock award pursuant to the Pier 1 Imports 2006 Stock Incentive Plan. Each of the Company’s named executive officers other than Mr. Smith will be granted a fiscal year 2014 long-term equity incentive award of restricted stock on April 12, 2013, which will vest as follows:

● approximately 40% of the shares will vest one-third per year on the anniversary date of the grant,

● approximately 35% of the shares will vest

● one-third upon the Company satisfying the Profit Goal for the fiscal year in which the grant occurred, and

● one-third for each of the following two fiscal years upon the Company satisfying the Profit Goal for the respective fiscal year.

Vesting is prorated between a threshold Profit Goal target and the target Profit Goal if a Profit Goal target is only partially met. Over a three-year performance (vesting) period, if the target Profit Goal is not satisfied in any fiscal year, the shares will still vest if the sum of consecutive years' Profit Goals equals or exceeds the sum of the individual consecutive fiscal year Profit Goal targets; and

●

approximately 25% of the shares will vest within a range of 50% - 250% of such shares at the end of the Company’s fiscal year 2016 based on the percentile rank of the Company within the annual equivalent returns of total shareholder returns of the Company and peer group companies using the average closing stock price of the Company and the peer group companies during the twenty trading days at the beginning of fiscal year 2014 and the average closing stock price during the twenty trading days at the end of fiscal year 2016. The peer group is comprised of the companies in the Russell 1000 Specialty Retail Index, with the addition of any other specialty retailers in the Company’s peer group for executive compensation purposes.

The named executive officer must be employed by Pier 1 Imports on the grant date and each vesting date to receive the award.

Item 7.01	Regulation FD Disclosure.

On April 4, 2013, the Company issued a press release announcing the Company’s declaration of a quarterly cash dividend. A copy of this press release is attached hereto as Exhibit 99.1.

On April 5, 2013, the Company issued a press release announcing that May 3, 2013 is the record date for its Annual Meeting of Shareholders to be held July 2, 2013. Additionally, the Company provided details for its upcoming quarterly conference call. A copy of this press release is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

	Exhibit No.	Description

	99.1	Press release dated April 4, 2013 announcing the Company’s declaration of a quarterly cash dividend.

	99.2	Press release dated April 5, 2013 announcing the Company’s Annual Meeting of Shareholders and quarterly conference call information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	April 5, 2013	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President and
General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 4, 2013 announcing the Company’s declaration of a quarterly cash dividend.

99.2	Press release dated April 5, 2013 announcing the Company’s Annual Meeting of Shareholders and quarterly conference call information.